EXHIBIT 11

MERCURY FINANCE COMPANY

COMPUTATION OF NET INCOME/(LOSS) PER SHARE

Year Ended December 31 (dollars in thousands except per share amounts)

                                                             1996            1995             1994

Income Data:

1.       Net Income/(loss)                                 $(28,968)          $74,129          $86,545
2.       Weighted average common
             shares outstanding, adjusted
             for stock splits                               177,129           175,631          173,864
3.       Weighted average shares of
             treasury stock outstanding,
             adjusted for stock splits                        4,361             3,182              522
4.       Weighted average shares reserved
             for stock options (utilizing the
             treasury stock method)                               0             1,660            1,808

         NET INCOME PER COMMON SHARE

5.       Common Shares Outstanding                          172,768           174,109          175,150
             (Line 2-3+4)
6.       Net income/(loss) per common shares                 ($0.17)             $.43             $.49
             (Line 1 / 5)

         DIVIDEND DATA

1.       Dividends Declared                                 $51,821           $42,849          $33,581
2.       Average common shares
             outstanding on dividend
             record date                                    172,737           172,548          173,694
3.       Dividends per common share                            $.30              $.25             $.19


Note 1.

As the Company incurred a net loss for the year ended December 31, 1996, common share equivalents totaling 923,236 would be anti-dilutive to earnings per share and have not been included in the weighted average shares calculation.

The Company has determined that the implementation of SFAS 128 "Earnings Per Share", would have had no effect on the calculated earnings per share for the period ended December 31, 1996. This standard prescribes that when computing the dilution of options, the Company is to use its average stock price for the period, rather than the more dilutive greater of the average share price or end-of-period share price required by APB Opinion 15. As the options are excluded from the calculation due to the anti-dilutive characteristics indicated above, there is no effect on the earnings per share calculation.